Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 16, 2018

001166.1547

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to CenterPoint Energy, Inc., a Texas corporation (the “Company”), in connection with the offering of 800,000 of its Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”), pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333-215833) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus of the Company dated January 31, 2017, as supplemented by the prospectus supplement of the Company relating to the sale of the Series A Preferred Stock dated August 15, 2018 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

In connection with the offering of the Series A Preferred Stock, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus (the “Discussion”).

This opinion is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Company’s responses to our examinations and inquiries.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations.

CenterPoint Energy, Inc.	- 2 -	August 16, 2018

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Prospectus, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including those who purchase Series A Preferred Stock in the offering.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Form 8-K, to the incorporation by reference of this opinion into the Registration Statement and to the references to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ BAKER BOTTS L.L.P.